UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2007

DOCUMENT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20981	33-0485994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5958 Priestly Drive Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 602-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 8, 2007, Document Sciences Corporation (the “Company”) entered into a Loan and Security Agreement (the “Credit Agreement”) with Silicon Valley Bank (“SVB”), which provides the Company with a senior secured revolving credit facility of up to $6 million through June 7, 2009. Loans under the Credit Agreement are expected to initially bear interest at a rate equal to SVB’s prime rate plus 0.75% and will continue to bear interest at that pricing level (subject to a floor of 7.75% on SVB’s prime rate) so long as the Liquidity Ratio Threshold (as defined in the Credit Agreement) is in effect. The Liquidity Ratio Threshold is deemed to be in effect so long as the Company maintains a Liquidity Ratio of greater than 2.0 to 1.0. The Liquidity Ratio is defined as the sum of the Company’s unrestricted cash, cash equivalents, certain short-term investments and net billed accounts receivable divided by current liabilities minus certain deferred revenue. If the Liquidity Ratio becomes 2.0 to 1.0 or less, then the Liquidity Ratio Threshold is deemed to no longer be in effect and the interest rate applicable to the loans will increase to SVB’s prime rate plus 2.0% (subject to a floor of 7.75% on SVB’s prime rate) and will remain at such level unless the Company can maintain and report a Liquidity Ratio in excess of 2.0 to 1.0 for a period of three consecutive months (after which the Liquidity Ratio Threshold will be deemed in effect again and the interest rate would return to SVB’s prime plus 0.75% (subject to a floor of 7.75% on SVB’s prime rate) so long as the Liquidity Ratio is maintained at greater than 2.0 to 1.0). In addition, the Company is required to pay an annual loan fee of $30,000 and, for any period during which the Liquidity Ratio Threshold is not in effect, an unused revolving line facility fee of 0.25% on the undrawn portion of the credit facility. If the Credit Agreement is terminated prior to its maturity date, the Company is also required to pay an early termination fee equal to 2% of the commitments if the Credit Agreement is terminated on or prior to the first anniversary of its effective date and equal to 1% of the commitments if terminated thereafter.

Availability of proceeds under the Credit Agreement will be subject to a borrowing base formula equal to the lesser of (i) $6 million and (ii) an advance rate percentage of 80% of the Company’s eligible billed accounts receivable and will also be subject to reduction in such advance rate percentage as may be required by SVB and such reserves as may be established by SVB from time to time and to satisfaction of customary conditions precedent including, without limitation, the requirement that no material adverse change has occurred. The Credit Agreement includes a tangible net worth covenant initially set to reflect the Company’s tangible net worth at the close of the Company’s announced tender offer, dated May 17, 2007, as amended or supplemented, (assuming a repurchase of up to $7,800,000 of the Company’s common stock, $0.001 par value per share), with increases (but no decreases) based on net income and other factors.

In addition, the Credit Agreement contains other customary terms and conditions, including representations and warranties, affirmative and negative covenants, events of default and indemnity provisions. Such covenants, among other things, could limit the Company’s ability to incur indebtedness, incur liens or other encumbrances, enter into mergers, consolidations and asset sales, engage in transactions with affiliates, pay dividends or other distributions, and change the nature of the business conducted by us.

In connection with the execution of the Credit Agreement, the Company paid SVB a $30,000 commitment fee and certain fees, costs and expenses incurred by the SVB in connection with the agreement. All advances made under the Credit Agreement are secured by a first priority security interest in substantially all of the Company’s assets.

Subject to the terms and conditions of the Credit Agreement, including, as applicable, certain customary cure periods and notice requirements, each of the following, among other events, constitutes an event of default under the Credit Agreement: (a) the Company fails to pay interest or principal when due; (b) the Company fails to comply with its covenants in the Credit Agreement; (c) the Company experiences a material adverse change; and (d) certain bankruptcy events. Upon the occurrence of an event of default under the Credit Agreement, the principal and accrued interest under the revolving credit facility then outstanding may be declared due and payable.

The Credit Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference into this Item 1.01.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement dated as of June 8, 2007 between Document Sciences Corporation and Silicon Valley Bank

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2007

DOCUMENT SCIENCES CORPORATION

By:	/s/ John L. McGannon
Name:	John L. McGannon
Its:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Loan and Security Agreement dated as of June 8, 2007 between Document Sciences Corporation and Silicon Valley Bank

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